Exhibit 99.1

iBio Enters into Agreement with Safi Biosolutions to Develop Growth Factors and Cytokines Using the FastPharming® System

- Project Focused on Proteins used in the Production of Blood Cells -

NEW YORK / October 2, 2020 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSE AMERICAN:IBIO) (“iBio” or the “Company”), a biotech innovator and biologics contract manufacturing organization, today announced that it has entered into a Master Services Agreement (“MSA”) with Boston-based Safi Biosolutions, Inc. (“Safi”) to evaluate iBio’s FastPharming® System for the expression of key proteins to be used in the bioprocessing of Safi blood cell therapy products.

Safi is an early stage biotech company working as the cell therapy commercialization partner for a five-year government program aiming to produce blood on-demand, a national priority. Initial development efforts for manufactured blood cell therapies include red blood cells for trauma, tailored red blood cells for specific transfusion indications and a neutrophil progenitor cell therapy for the treatment of chemotherapy-induced neutropenia. To achieve the quality and cost-of-goods objectives for the program, Safi turned to iBio’s plant-based protein expression system.

iBio’s process development, biochemistry and pharmaceutical development teams plan to engage with Safi to evaluate options to use iBio’s FastPharming System to generate cGMP growth factors and cytokines.

“iBio is pleased to partner with Safi as we leverage our capabilities and know-how for this innovative cell therapy program,” said Tom Isett, Chairman & CEO of iBio. “This opportunity is a natural fit for our new portfolio of Research & Bioprocess products, in which we are developing animal-free solutions for cell culture and 3D-bioprinting applications, amongst others.”

Pursuant to the MSA, iBio will manufacture ten proteins to be evaluated in the production of Safi’s cell therapies as part of the first Statement of Work. Safi will have the option to designate certain proteins as proprietary to their bioprocess, but iBio will have the right to commercialize all other products.

Doug McConnell, co-founder and CEO of Safi Biosolutions, commented, “Safi Biosolutions believes iBio’s plant-based expression system has the potential to provide both quality improvement and cost reduction for many of the important cytokines and media used in our cell culture and growth process, and we are excited to initiate this strategic partnership.”

Additionally, iBio has agreed to invest $1.5 million in Safi in the form of a convertible promissory note (the "Note"). The Note will bear interest at a rate of 5% per annum and will be fully convertible into common shares of Safi, at the option of iBio under certain circumstances. The Note will have a maturity date of three years from the date of issuance and is due in full if not converted at or before the three-year term.

About Safi Biosolutions, Inc.

Safi Biosolutions is developing blood cell products and therapeutics through novel and proprietary cell manufacturing and source expansion techniques. The co-founders and leadership team at Safi Biosolutions bring experience in ex vivo human blood cell development, biologic and pharmaceutical manufacturing, pre-clinical and clinical development, and regulatory submissions.

About iBio, Inc.

iBio is a global leader in plant-based biologics manufacturing. Its FastPharming® System combines vertical farming, automated hydroponics, and glycan engineering technologies to rapidly deliver high-quality monoclonal antibodies, vaccines, bioinks and other proteins. The Company’s subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services. iBio’s Glycaneering Development Service™ includes an array of new glycosylation technologies for engineering high-performance recombinant proteins. Additionally, iBio is developing proprietary products, which include IBIO-100 for the treatment of fibrotic diseases, and vaccines for COVID-19 disease. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding iBio’s cell culture, biochemistry and pharmaceutical development teams plans to engage with Safi Bio to accelerate the program and iBio’s plant-based expression system having the potential to provide both quality improvement and cost reduction for many of the important cytokines and other media used in cell culture and growth processing. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability of iBio’s plant-based expression system to provide both quality improvement and cost reduction for many of the important cytokines and other media used in cell culture and growth processing, the Company’s ability to obtain regulatory approvals for commercialization of its product candidates, including its COVID-19 vaccines, or to comply with ongoing regulatory requirements, regulatory limitations relating to its ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, its ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, competition, its ability to retain its key employees or maintain its NYSE American listing, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2019 and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contacts:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com